Exhibit 99

Anadarko Announces 2008 Fourth-Quarter
and Full-Year Results

Provides Update on Recent Activity

HOUSTON--(BUSINESS WIRE)--February 2, 2009--Anadarko Petroleum Corporation (NYSE:APC) today announced net income available to common stockholders totaled $3.29 billion, or $7.05 per share (diluted), for the year ended Dec. 31, 2008. Income from continuing operations for the year totaled $3.24 billion, or $6.92 per share (diluted).

For the quarter ended Dec. 31, 2008, Anadarko’s net income available to common stockholders totaled $824 million, or $1.79 per share (diluted). Fourth-quarter net income from continuing operations totaled $819 million, or $1.78 per share (diluted).

The net income results include certain items affecting comparability that are typically excluded by the investment community in published estimates. In total, these items increased net income by approximately $750 million, or $1.63 per share (diluted), for the quarter, on an after-tax basis.(1) Cash flow from continuing operations in the fourth-quarter of 2008 was $442 million, and discretionary cash flow totaled $551 million.(2)

OPERATIONAL HIGHLIGHTS

  Organically added 290 million barrels of oil equivalent (BOE) of proved reserves before price revisions – replacing 141 percent of sales volumes
  Increased sales volumes by 5 percent over 2007 from retained properties
  Achieved 17-percent year-over-year sales-volume growth in the Rockies

“We consistently met or surpassed our operating objectives in 2008, demonstrating the resiliency and quality of our asset portfolio,” Anadarko Chairman and CEO Jim Hackett said. “We exceeded our guidance for organic reserve adds and production replacement, while also overcoming an approximate 13-million-barrel production impact from hurricanes and third-party interruptions to achieve our production targets for the quarter and the year.”

Full-year 2008 sales volumes of natural gas, crude oil and natural gas liquids (NGLs) totaled 206 million BOE, or 563,000 BOE per day, representing a 5-percent increase over 2007 sales volumes from retained properties. Fourth-quarter 2008 sales volumes of natural gas, crude oil and NGLs totaled 52 million BOE, or 569,000 BOE per day.

In 2008, the company added 290 million BOE of proved reserves, before the effects of price revisions, and spent approximately $4.78 billion associated with its oil and natural gas exploration and development activities.(2) The company estimates its proved reserves at year-end 2008 totaled 2.28 billion BOE, after the reduction of approximately 137 million BOE associated with property divestitures. The company’s total proved reserves at year end were also reduced by 4 percent (102 million BOE) as a result of price-related revisions, primarily associated with the year-over-year decline in prices for crude oil and NGLs. Reserve additions were primarily driven by development and infill activities in the Rockies and appraisal drilling in the Gulf of Mexico. No reserves were booked in 2008 in association with the world-class Jubilee field discovery offshore Ghana or the pre-salt Wahoo discovery in Brazil.

Additionally, the company recorded significant production growth in the Rocky Mountain region, where overall sales volumes increased by 17 percent over 2007. Greater Natural Buttes and the Powder River Basin recorded year-over-year sales-volume growth of approximately 30 percent and 45 percent, respectively. Anadarko’s improving drilling efficiencies contributed to this growth and performance. These improved efficiencies are being realized throughout the company’s U.S. onshore development programs and are described in detail in the company’s fourth-quarter 2008 Operations Report available at www.anadarko.com.

EXPLORATION HIGHLIGHTS

  Recently announced substantial deepwater Gulf of Mexico discovery
  Announced significant drilling success offshore Ghana and Brazil in 2008
  Achieved positive results in the U.S. onshore exploration program

“The high quality of our exploration prospects is being validated. Our E&P (exploration and production) teams continue to prove that they can effectively apply their skill sets on a global basis and explore in high-potential deepwater basins, discover world-class fields, and execute mega-projects on time and on budget. We expect that this capability will be a differentiating factor for Anadarko in 2009 and beyond,” Hackett said.

This morning, Anadarko announced a substantial discovery at the Heidelberg prospect in Green Canyon block 859 in the deepwater Gulf of Mexico. The discovery well, which targeted a Middle-Miocene objective, encountered more than 200 feet of net pay in multiple high-quality Miocene sands. The Heidelberg well encountered the same age sands with similar reservoir characteristics to those found in the nearby Caesar/Tonga discoveries, also operated by Anadarko. Anadarko intends to conduct appraisal activity in the second half of 2009.

Internationally, Anadarko and its partners continue to have success in the Cretaceous trend offshore Ghana. Appraisal activities in the Jubilee field expanded the areal extent of the field to more than seven miles from the northwest at the Hyedua-2 appraisal well, which was announced in the fourth quarter, to the recently drilled Mahogany-3 appraisal well on the southeast. The Mahogany-3 well also encountered oil pay in a deeper, previously unpenetrated reservoir section. As previously announced, the recent successful drillstem test at Hyedua-2 demonstrated excellent reservoir continuity and indicated future well deliverability of more than 20,000 barrels per day of light sweet crude. Further appraisal and development activity is expected to continue in the Jubilee field in 2009, and additional exploration is planned in the area, including the recently spud Tweneboa prospect, which has characteristics similar to Jubilee.

In addition to the international success in Ghana, Anadarko became the first foreign operator to drill a pre-salt discovery offshore Brazil at the Wahoo prospect in the Campos Basin. The discovery, which was announced near the beginning of the fourth quarter, encountered at least 195 feet of net pay and showed characteristics similar to the giant Jubarte field, which is Brazil’s first deepwater producing pre-salt field. A drillstem test at Wahoo and additional appraisal and exploration drilling is planned in and around the block in 2009.

In 2008, Anadarko’s U.S. onshore exploration program continued to show positive results in the Marcellus, Haynesville and Maverick Basin shale plays. The company completed its first Marcellus Shale horizontal well, testing approximately 4.5 million cubic feet of natural gas per day. A second horizontal test is currently being completed with two additional tests in various stages of drilling. The company has provided additional details on this program and other activities in its fourth-quarter 2008 Operations Report at www.anadarko.com.

FINANCIAL HIGHLIGHTS

  Achieved year-end net debt-to-cap target of approximately 34 percent(2)
  Closed the divestiture of Peregrino for approximately $1.4 billion of net after-tax proceeds
  Retired approximately $370 million of total debt during the fourth quarter for a total reduction of approximately $2.4 billion in 2008

“Restoring our balance sheet has been a consistent focus since the time of the significant corporate acquisitions in 2006. We met or exceeded our commitments on property-sales value, debt reduction and reserve growth and, now, our net debt-to-cap target for year-end 2008,” Hackett said. “Through reducing leverage and building significant liquidity, we’ve maintained the financial flexibility necessary to execute upon our strategy in the current financial environment.”

CONFERENCE CALL TOMORROW AT 9 A.M. CST, 10 A.M. EST

Anadarko will host a conference call on Tuesday, Feb. 3, at 9 a.m. Central Standard Time (10 a.m. Eastern Standard Time) to discuss fourth-quarter and year-end results. The dial-in number is 888.679.8018 in the United States or 617.213.4845 internationally. The confirmation number is 72981678. For complete instructions on how to participate in the conference call, or to listen to the live audio webcast and slide presentation, please visit www.anadarko.com. A replay of the call will also be available on the Web site for approximately 30 days following the conference call.

ANADARKO OPERATIONS REPORT

For more details on Anadarko’s operations, please refer to the comprehensive report on fourth-quarter 2008 activity. The report will be available at www.anadarko.com on the Investor Relations page.

FINANCIAL DATA

Ten pages of summary financial data follow, including current hedge positions and retained property sales.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2007, Anadarko had 2.4 billion barrels of oil equivalent of proved reserves, making it one of the world’s largest independent oil and natural gas exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.

(1) See the accompanying table for details of certain items affecting comparability.

(2) See the accompanying table for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP measures are useful information for investors.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to finalize year-end reserves and complete and commercially operate the drilling prospects identified in this news release. See “Risk Factors” in the company’s 2007 Annual Report on Form 10-K and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

Anadarko Petroleum Corporation

Certain Items Affecting Comparability

		Quarter Ended December 31, 2008
		Before	After	Per Share
millions		Tax	Tax	(diluted)
Unrealized gains (losses) on derivatives, net		$642	$409	$0.89
Gains (losses) on divestitures, net		828	564	1.23
Impairments, including unproved properties		(307)	(195)	(0.43)
Other adjustments		(43)	(28)	(0.06)
		$1,120	$750	$1.63

		Quarter Ended December 31, 2007
		Before	After	Per Share
millions		Tax	Tax	(diluted)
Unrealized gains (losses) on derivatives, net		$(504)	$(322)	$(0.69)
Gains (losses) on divestitures, net		260	230	0.49
Impairments, including unproved properties		(35)	(35)	(0.07)
		$(279)	$(127)	$(0.27)

Reconciliation of GAAP to Non-GAAP Measures

Below is a reconciliation of cash provided by operating activities (GAAP) to discretionary cash flow and free cash flow (non-GAAP) and net income from continuing operations (GAAP) to adjusted net income from continuing operations (non-GAAP) as required under Regulation G of the Securities Exchange Act of 1934. The company uses discretionary cash flow and free cash flow to demonstrate the company's ability to internally fund capital expenditures and to service or incur additional debt. It is useful in comparisons of oil and gas exploration and production companies because it excludes fluctuations in assets and liabilities. The company uses adjusted net income from continuing operations to evaluate the company’s operational trends and performance.

	Quarter Ended		Year Ended
	December 31		December 31
millions	2008	2007	2008	2007
Cash Flow
Net cash provided by operating activities - continuing operations	$442	$943	$6,446	$2,766
Add back:
Change in accounts receivable	(463)	961	(803)	(391)
Change in accounts payable and accrued expenses	390	(54)	(158)	1,521
Change in other items - net	182	(316)	379	(1,100)
Discretionary Cash Flow from Continuing Operations*	$551	$1,534	$5,864	$2,796

*Discretionary cash flow from continuing operations for the quarter and year ended December 31, 2008 was reduced by current tax expense of $490 million and $2.2 billion, respectively. However, actual cash tax payments for the quarter and year ended December 31, 2008 were $229 million and $1.1 billion, respectively. For the same periods of 2007, discretionary cash flow from continuing operations was reduced by current tax expense of $368 million and $3.6 billion, respectively. However, actual cash tax payments for the quarter and year ended December 31, 2007 were $631 million and $2.2 billion, respectively.

Reconciliation of GAAP to Non-GAAP Measures

			December 31, 2008
			Quarter	Year
millions			Ended	Ended
Discretionary cash flow from continuing operations			$551	$5,864
Less: Capital expenditures			1,412	4,881
Free Cash Flow**			$(861)	$983

**Free cash flow for the quarter and year ended December 31, 2008 was reduced by current tax expense of $490 million and $2.2 billion, respectively. However, actual cash tax payments for the quarter and year ended December 31, 2008 were $229 million and $1.1 billion, respectively.

	Quarter Ended		Quarter Ended
	December 31, 2008		December 31, 2007
	After	Per Share	After	Per Share
millions except per share amounts	Tax	(diluted)	Tax	(diluted)
Net income from continuing operations, as reported	$819	$1.78	$276	$0.59
Less: Certain items affecting comparability	750	1.63	(127)	(0.27)
Adjusted net income from continuing operations	$69	$0.15	$403	$0.86

Presented below are reconciliations of costs incurred (GAAP) to oil and gas exploration and development costs (non-GAAP) and total debt (GAAP) to net-debt (non-GAAP). Management believes oil and gas exploration and development costs is a more accurate reflection of the expenditures incurred during the current year; excluding certain obligations to be paid in future periods. Management uses net-debt as a measure of the company's outstanding debt obligations relative to its cash and cash equivalents on hand.
				December 31
				2008
				Year
millions				Ended
Costs incurred				$5,014
Asset retirement obligation liability				(263)
Cash expenditures for asset retirement obligations				28
Oil and gas exploration and development costs				$4,779

				December 31
millions				2008
Total debt				$12,339
Less: Cash and cash equivalents				(2,360)
Net Debt				$9,979

Anadarko Petroleum Corporation

	Quarter Ended		Year Ended
Summary Financial Information	December 31		December 31
millions except per share amounts	2008	2007	2008	2007
Revenues and Other
Gas sales	$1,165	$1,011	$6,254	$4,119
Oil and condensate sales	1,591	1,249	6,502	4,807
Natural gas liquids sales	99	208	802	719
Gathering, processing and marketing sales	142	292	1,082	1,487
Gains (losses) on divestitures and other, net	813	302	1,083	4,760
Total	3,810	3,062	15,723	15,892
Costs and Expenses
Oil and gas operating	326	233	1,104	1,101
Oil and gas transportation and other	153	111	553	453
Exploration	489	291	1,369	905
Gathering, processing and marketing	121	185	800	1,025
General and administrative	247	255	866	936
Depreciation, depletion and amortization	739	750	3,177	2,840
Other taxes	146	365	1,452	1,234
Impairments	144	11	211	51
Total	2,365	2,201	9,532	8,545
Operating Income	1,445	861	6,191	7,347
Interest Expense, Other (Income) Expense and Minority Interests
Interest expense	184	231	742	1,092
Other (income) expense	25	(14)	20	(74)
Minority interests	8	-	23	-
Total	217	217	785	1,018
Income from Continuing Operations Before Income Taxes	1,228	644	5,406	6,329
Income Tax Expense	409	368	2,170	2,559
Income from Continuing Operations	819	276	3,236	3,770
Income (loss) from Discontinued Operations, net of taxes	5	(11)	63	11
Net Income	824	265	3,299	3,781
Preferred Stock Dividends	-	1	1	3
Net Income Available to Common Stockholders	$824	$264	$3,298	$3,778
Per Common Share
Income from continuing operations - basic	$1.79	$0.59	$6.95	$8.09
Income from continuing operations - diluted	$1.78	$0.59	$6.92	$8.05
Income (loss) from discontinued operations, net of taxes - basic	$0.01	$(0.02)	$0.13	$0.02
Income (loss) from discontinued operations, net of taxes - diluted	$0.01	$(0.02)	$0.13	$0.02
Net income available to common stockholders - basic	$1.80	$0.56	$7.09	$8.12
Net income available to common stockholders - diluted	$1.79	$0.56	$7.05	$8.08
Average Number of Common Shares Outstanding - Basic	459	467	465	465
Average Number of Common Shares Outstanding - Diluted	460	470	468	468

Exploration Expense
Dry hole expense	$92	$99	$324	$321
Impairments of unproved properties	276	79	681	311
Geological and geophysical expense	70	67	192	158
Exploration overhead and other	51	46	172	115
Total	$489	$291	$1,369	$905

Anadarko Petroleum Corporation

	Quarter Ended		Year Ended
Summary Financial Information	December 31		December 31
millions	2008	2007	2008	2007
Cash Flow from Operating Activities
Net income	$824	$265	$3,299	$3,781
Less income from discontinued operations, net of taxes	5	(11)	63	11
Depreciation, depletion and amortization	739	750	3,177	2,840
Deferred income taxes	(94)	3	-	(1,057)
Dry hole expense and impairments of unproved properties	368	178	1,005	632
Minority interests	8	-	23	-
Impairments	144	11	211	51
(Gains) losses on divestitures, net	(828)	(260)	(993)	(4,660)
Unrealized (gains) losses on derivatives	(642)	504	(919)	1,048
Other noncash items	37	72	124	172
Discretionary Cash Flow from Continuing Operations	551	1,534	5,864	2,796
(Increase) decrease in accounts receivable	463	(961)	803	391
Increase (decrease) in accounts payable and accrued expenses	(390)	54	158	(1,521)
Other items - net	(182)	316	(379)	1,100
Cash provided by (used in) operating activities - continuing operations	442	943	6,446	2,766
Cash provided by (used in) operating activities - discontinued operations	(1)	(59)	(5)	134
Net cash provided by (used in) operating activities*	$441	$884	$6,441	$2,900

Capital Expenditures	$1,412	$997	$4,881	$3,990

*Cash flow from operating activities for the quarter ended and year ended December 31, 2008 was reduced by $207 million and $378 million, respectively, due to the impact of income taxes on divestitures. Cash flow from operating activities for the quarter ended and year ended December 31, 2007 was reduced by $0.7 billion and $2.3 billion, respectively, due to the impact of income taxes on divestitures. Cash flow from investing activities includes the proceeds from the divestitures and provides cash for payment of related taxes.

			December 31,	December 31,
			2008	2007
Condensed Balance Sheet
Cash and cash equivalents			$2,360	$1,268
Other current assets			3,015	3,218
Net properties and equipment			37,064	37,451
Other assets			1,088	1,030
Goodwill and other intangible assets			5,426	5,166
Long-term assets held for sale			-	318
Total Assets			$48,953	$48,451
Current debt			$1,472	$1,396
Other current liabilities			4,064	3,838
Long-term debt			9,128	11,151
Midstream subsidiary note to a related party			1,739	2,200
Other long-term liabilities			13,355	13,496
Long-term liabilities associated with assets held for sale			-	6
Minority interests			339	-
Stockholders' equity			18,856	16,364
Total Liabilities and Stockholders' Equity			$48,953	$48,451
Capitalization
Total debt			$12,339	$14,747
Stockholders' equity			18,856	16,364
Total			$31,195	$31,111
Capitalization Ratios
Total debt			40%	47%
Stockholders' equity			60%	53%

Anadarko Petroleum Corporation

	Quarter Ended		Year Ended
Sales Volumes and Prices	December 31		December 31
	2008	2007	2008	2007
Natural Gas
United States
Volumes, billion cubic feet	202	185	750	698
Average daily volumes, million cubic feet per day	2,197	2,013	2,049	1,912
Price per thousand cubic feet excluding derivatives	$5.21	$5.69	$7.65	$5.74
Realized gain (loss) on derivatives	1.12	0.75	0.19	0.73
Unrealized gain (loss) on derivatives	(0.57)	(0.98)	0.50	(0.57)
Total gains (losses) on derivatives	$0.55	$(0.23)	$0.69	$0.16
Total price per thousand cubic feet	$5.76	$5.46	$8.34	$5.90
Crude Oil and Condensate
United States
Volumes, million barrels	8	12	40	48
Average daily volumes, thousand barrels per day	92	120	108	130
Price per barrel excluding derivatives	$52.13	$84.79	$96.20	$66.64
Realized gain (loss) on derivatives	3.91	(6.85)	(8.15)	1.35
Unrealized gain (loss) on derivatives	49.96	(19.13)	8.18	(10.75)
Total gains (losses) on derivatives	$53.87	$(25.98)	$0.03	$(9.40)
Price per barrel	$106.00	$58.81	$96.23	$57.24
Algeria
Volumes, million barrels	5	6	21	24
Average daily volumes, thousand barrels per day	59	67	58	65
Price per barrel excluding derivatives	$54.37	$96.44	$98.99	$75.50
Realized gain (loss) on derivatives	0.88	-	(5.86)	-
Unrealized gain (loss) on derivatives	63.95	(17.74)	9.14	(5.91)
Total gains (losses) on derivatives	$64.83	$(17.74)	$3.28	$(5.91)
Price per barrel	$119.20	$78.70	$102.27	$69.59
Other International
Volumes, million barrels	1	1	6	7
Average daily volumes, thousand barrels per day	14	16	16	20
Price per barrel	$40.46	$74.44	$85.51	$59.91
Total
Volumes, million barrels	14	19	67	79
Average daily volumes, thousand barrels per day	165	203	182	215
Price per barrel excluding derivatives	$51.92	$87.81	$96.15	$68.68
Realized gain (loss) on derivatives	2.48	(4.06)	(6.72)	0.82
Unrealized gain (loss) on derivatives	50.66	(17.17)	7.78	(8.31)
Total gains (losses) on derivatives	$53.14	$(21.23)	$1.06	$(7.49)
Total price per barrel	$105.06	$66.58	$97.21	$61.19
Natural Gas Liquids
United States
Volumes, million barrels	4	3	14	16
Average daily volumes, thousand barrels per day	38	37	39	43
Price per barrel excluding derivatives	$28.34	$61.52	$56.11	$45.87
Realized gain (loss) on derivatives	-	0.13	-	0.03
Unrealized gain (loss) on derivatives	-	-	-	-
Total gains (losses) on derivatives	$-	$0.13	$-	$0.03
Total price per barrel	$28.34	$61.65	$56.11	$45.90
Total Barrels of Oil Equivalent (BOE)
Volumes, million BOE	52	53	206	211
Average daily volumes, thousand BOE per day	569	576	563	577

Anadarko Petroleum Corporation
Oil and Gas Reserves

			Other
	U.S.	Algeria	Int'l	Total
Total (MMBOE)
Proved Reserves
December 31, 2007	2,079	264	88	2,431
Revisions of prior estimates (1)	87	(37)	36	86
Extensions, discoveries and other additions	96	-	-	96
Improved recovery	6	-	-	6
Purchases in place	-	-	-	-
Sales in place	(46)	-	(91)	(137)
Production	(179)	(21)	(5)	(205)
December 31, 2008	2,043	206	28	2,277
Proved Developed Reserves
December 31, 2007	1,443	158	24	1,625
December 31, 2008	1,455	123	22	1,600
Natural Gas (Bcf)
Proved Reserves
December 31, 2007	8,504	-	-	8,504
Revisions of prior estimates	199	-	-	199
Extensions, discoveries and other additions	336	-	-	336
Improved recovery	-	-	-	-
Purchases in place	-	-	-	-
Sales in place	(184)	-	-	(184)
Production	(750)	-	-	(750)
December 31, 2008	8,105	-	-	8,105
Proved Developed Reserves
December 31, 2007	6,308	-	-	6,308
December 31, 2008	6,117	-	-	6,117
Oil, Condensate and NGLs (MMBbls)
Proved Reserves
December 31, 2007	662	264	88	1,014
Revisions of prior estimates	53	(37)	36	52
Extensions, discoveries and other additions	40	-	-	40
Improved recovery	6	-	-	6
Sales in place	(15)	-	(91)	(106)
Production	(54)	(21)	(5)	(80)
December 31, 2008	692	206	28	926
Proved Developed Reserves
December 31, 2007	392	158	24	574
December 31, 2008	435	123	22	580

(1) Revisions of prior estimates include 158 MMBOE of additions generated by Anadarko's infill drilling programs.

Anadarko Petroleum Corporation
Costs Incurred

millions	2008
Costs Incurred
United States
Property acquisition
Unproved	$413
Proved	26
Exploration	622
Development	3,240
Total	4,301
Algeria
Exploration	17
Development	59
Total	76
Other International
Property acquisition
Unproved	14
Exploration	392
Development	231
Total	637
Total Costs Incurred
Property acquisition
Unproved	427
Proved	26
Exploration	1,031
Development	3,530
Total Costs Incurred *	$5,014

* Costs incurred includes a $263 million non-cash increase to the asset retirement obligation liability. Actual cash payments related to asset retirement obligations totalled $28 million.

Reconciliation to Capital Expenditures
Total Costs Incurred	$5,014
Geological and geophysical expense	(185)
Exploration overhead	(136)
Delay rentals	(28)
Asset retirement costs	(263)
Amortization of acquired drilling rig contract intangibles	(5)
Corporate acquisitions, property exchanges and other	(123)
Total Oil & Gas Capital Expenditures	$4,274
Other Capital Expenditures	607
Total Capital Expenditures	$4,881

Anadarko Petroleum Corporation
Commodity Hedge Positions (Excluding Natural Gas Basis)
As of February 2, 2009

		Weighted Average Price per MMBtu
	Volume (thousand MMBtu/d)	Floor Sold	Floor Purchased	Ceiling Sold
Natural Gas
Three-Way Collars
2009	530	$5.45	$7.50	$11.25
2010	—	$—	$—	$—
2011	—	$—	$—	$—

		Weighted Average Price per barrel

	Volume (thousand MBbls/d)	Floor Sold	Floor Purchased	Ceiling Sold
Crude Oil
Three-Way Collars
2009	48	$37.51	$52.51	$87.04
2010	18	$34.18	$49.19	$86.76
2011	3	$35.00	$50.00	$86.00
2012	2	$35.00	$50.00	$92.50

Interest Rate Derivatives
As of February 2, 2009

Instrument	Notional Amt.	Start Date	Maturity	Rate Paid	Rate Received

Swap	$1,000 Million	Current	Sept-2009	2.74%	3M LIBOR
Swap	$750 Million	Oct-2011	Oct-2021	3.16%	3M LIBOR
Swap	$1,250 Million	Oct-2011	Oct-2041	3.28%	3M LIBOR
Swap	$250 Million	Oct-2012	Oct-2022	3.45%	3M LIBOR
Swap	$750 Million	Oct-2012	Oct-2042	3.22%	3M LIBOR

Anadarko Petroleum Corporation
Natural Gas Basis Hedge Positions
As of February 2, 2009

	Volume (thousand MMBtu/d)	Price per MMBtu
Basis Swaps
2009
Gulf Coast	315	$(0.15)
Mid Continent	330	$(0.85)
Rocky Mountains	555	$(1.25)
	1,200	$(0.85)

2010
Mid Continent	125	$(0.83)
Rocky Mountains	340	$(1.28)
	465	$(1.16)

2011	15	$(0.76)
Mid Continent	30	$(2.22)
Rocky Mountains	45	$(1.74)

Rockies Export Firm Transportation
As of February 2, 2009
(Only shown through 2011)

		Daily Volume (MMBtu's)
		by Pricing Point
Delivery/Pricing Point
2009
Mid Continent		491
West Coast		88
San Juan		15
		594

2010
Mid Continent		491
West Coast		88
San Juan		15
		594

2011
Mid Continent		491
West Coast*		294
Mid West**		250
San Juan		15
		1,050

*New agreement with Ruby estimated to begin in March 2011.
**New agreement with Bison estimated to begin in November 2010.

Anadarko Petroleum Corporation
Retained Properties Sales

	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007	FY 2007
	Actuals	Actuals	Actuals	Actuals	Actuals	Actuals

TOTAL SALES (MMBOE)	48.5	49.2	46.8	46.5	53.1	195.7
Natural Gas (MMcf/d)	1,791.5	1,794.3	1,639.1	1,646.9	2,013.0	1,774.2
Crude Oil (MBbl/d)	203.4	207.9	202.0	192.0	203.8	201.5
Natural Gas Liquids (MBbl/d)	34.2	39.2	39.0	39.4	37.9	38.9

ROCKIES
Natural Gas (MMcf/d)	917.2	934.4	840.4	849.3	909.4	883.2
Crude Oil (MBbl/d)	23.1	23.4	23.8	24.0	26.7	24.5
Natural Gas Liquids (MBbl/d)	16.9	16.2	15.2	15.8	14.7	15.5
Total Sales (MMBOE)	17.4	17.6	16.3	16.7	17.7	68.3

SOUTHERN
Natural Gas (MMcf/d)	639.5	645.3	617.3	565.6	589.4	604.5
Crude Oil (MBbl/d)	12.2	10.9	10.2	8.6	10.2	10.0
Natural Gas Liquids (MBbl/d)	10.3	14.3	14.4	13.8	13.9	14.2
Total Sales (MMBOE)	11.6	11.9	11.6	10.7	11.3	45.6

GULF OF MEXICO
Natural Gas (MMcf/d)	239.7	223.2	200.5	240.0	522.1	297.3
Crude Oil (MBbl/d)	63.0	61.3	67.2	62.8	62.1	63.4
Natural Gas Liquids (MBbl/d)	4.2	4.0	4.6	5.0	6.2	5.0
Total Sales (MMBOE)	9.6	9.2	9.6	9.9	14.3	43.0

INTERNATIONAL / FRONTIER
Natural Gas (MMcf/d)	0.4	0.3	0.3	0.3	0.3	0.3
Crude Oil (MBbl/d)	105.1	112.4	100.8	96.6	104.9	103.6
Natural Gas Liquids (MBbl/d)	-	-	-	-	-	-
Total Sales (MMBOE)	9.7	10.1	9.2	8.9	9.7	37.8

CONTACT:
Anadarko Petroleum Corporation, Houston
Media:
John Christiansen, 832-636-8736
john.christiansen@anadarko.com
or
Paula Beasley, 832-636-8765
paula.beasley@anadarko.com
or
Matt Carmichael, 832-636-2845
matt.carmichael@anadarko.com
or
Investors:
John Colglazier, 832-636-2306
john.colglazier@anadarko.com
or
Chris Campbell, CFA, 832-636-8434
chris.campbell@anadarko.com
or
Danny Hart, 832-636-1355
danny.hart@anadarko.com